                                                                   EXHIBIT 2.1










                      AGREEMENT AND PLAN OF REORGANIZATION



                                  BY AND AMONG



                                THE PACIFIC BANK,



                             STERLING WEST BANCORP.



                                       AND



                                  STERLING BANK



                          DATED AS OF DECEMBER 30, 1997


                               TABLE OF CONTENTS


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1. THE MERGER................................................................................1
        1.1 Effective Time...................................................................1
        1.2 Effect of the Merger.............................................................1

2. CONVERSION AND CANCELLATION OF SHARES.....................................................2
        2.1 Conversion of Common Stock of BANCORP............................................2
        2.2 Purchase Price...................................................................2
        2.3 Adjustments to Consolidated Book Value...........................................3
        2.4 Surrender of BANCORP Common Stock................................................5
        2.5 No Further Transfers of BANCORP Common Stock.....................................5
        2.6 Treatment of Stock Options.......................................................5

3. COVENANTS OF THE PARTIES..................................................................6
        3.1 Covenants of BANCORP and BANK....................................................6
               (a) Approval by BANCORP Shareholders..........................................6
               (b) Shareholder Lists and Other Information...................................6
               (c) Reports of Board of Directors.............................................7
               (d) Government Approvals......................................................7
               (e) Capital Commitments and Expenditures......................................7
               (f) Notification of Breach of Representations, Warranties and
                      Covenants..............................................................7
               (g) Financial Statements......................................................7
               (h) Compensation..............................................................8
               (i) Conduct of Business in the Ordinary Course................................9
               (j) Press Releases...........................................................13
               (k) No Merger or Solicitation................................................13
               (l) 401(k) Plan..............................................................14
               (m) Changes in Capital Stock.................................................14
               (n) Dividends................................................................14
               (o) Accounting Methods.......................................................15
               (p) Additional Agreements....................................................15
               (q) Access to Properties, Books and Records; Confidentiality.................15
               (r) Employee Welfare Benefit Plans...........................................15
               (s) Nonsolicitation Agreements...............................................15
               (t) Litigation Developments..................................................15
               (u) Resolution of Assets.....................................................15
               (v) Customers of BANK........................................................16
               (w) Stock Options............................................................16
               (x) Loans in Excess of BANK Credit Authority.................................16
               (y) Certain Tax Matters......................................................16
               (z) BSC Mortgages............................................................16
               (aa) Director and Officer Liability..........................................16
               (bb) Loan Committee Participation............................................16
               (cc) Employment Issues.......................................................17
               (dd) Compliance with the MOUs................................................17




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               (ee) Leases..................................................................17
               (ff) Quarterly Progress Reports..............................................17
        3.2 Covenants of PACIFIC............................................................17
               (a) Government Approvals.....................................................17
               (b) Notification of Breach of Representations, Warranties and
                      Covenants.............................................................18
               (c) Press Releases...........................................................18
               (d) Transferred Employees....................................................18
               (e) Indemnification..........................................................18
        3.3 Covenants of the Parties........................................................19

4. REPRESENTATIONS AND WARRANTIES OF BANK...................................................19
               (a) Corporate Status and Power to Enter Into Agreements......................19
               (b) Articles, Bylaws, Books and Records......................................19
               (c) Compliance With Laws, Regulations and Decrees............................20
               (d) Capitalization...........................................................20
               (e) Equity Interests.........................................................20
               (f) Financial Statements; Regulatory Reports.................................20
               (g) Tax Returns..............................................................21
               (h) Material Adverse Change..................................................22
               (i) No Undisclosed Liabilities...............................................22
               (j) Properties and Leases....................................................23
               (k) Material Contracts.......................................................24
               (l) Classified Loans.........................................................24
               (m) Restrictions on Investments..............................................25
               (n) Employment Contracts and Benefits........................................25
               (o) Collective Bargaining and Employment Agreements..........................26
               (p) Compensation of Officers and Employees...................................27
               (q) Legal Actions and Proceedings............................................27
               (r) Execution and Delivery of the Agreement..................................27
               (s) Insurance................................................................28
               (t) Loan Loss Reserves.......................................................28
               (u) Transactions With Affiliates.............................................28
               (v) SBA Lender...............................................................29
               (w) BSC Mortgages............................................................29
               (x) Accuracy of Representations and Warranties...............................29

5. REPRESENTATIONS AND WARRANTIES OF BANCORP................................................29
               (a) Corporate Status and Power to Enter Into Agreement.......................29
               (b) Corporate Status and Power of BANCORP....................................29
               (c) Articles, Bylaws, Books and Records......................................29
               (d) Compliance With Laws, Regulations and Decrees............................30
               (e) Financial Statements, Regulatory Reports.................................30
               (f) Material Adverse Change..................................................31
               (g) Execution and Delivery of the Agreement..................................31
               (h) Accuracy of Representations and Warranties...............................32
               (i) Capitalization...........................................................32


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               (j) Tax Returns..............................................................32
               (k) Retention of Broker or Consultant........................................33
               (l) No Undisclosed Liabilities...............................................33
               (m) Properties and Leases....................................................33
               (n) Material Contracts.......................................................33
               (o) Employment Contracts and Benefits........................................33
               (p) Compensation of Officers and Employees...................................34
               (q) Legal Actions and Proceedings............................................34
               (r) Classified Loans.........................................................34
               (s) Loan Loss Reserve........................................................35
               (t) Compliance With ERISA....................................................35
               (u) Equity Interests.........................................................36

6. REPRESENTATIONS AND WARRANTIES OF PACIFIC................................................36
               (a) Corporate Status and Power to Enter Into Agreement.......................36
               (b) Corporate Status and Power of PACIFIC....................................36
               (c) Execution and Delivery of the Agreement..................................36
               (d) Government Approvals.....................................................37
               (e) Accuracy of Representations and Warranties...............................37

7. CONDITIONS TO THE OBLIGATIONS OF PACIFIC.................................................37
               (a) Representations and Warranties...........................................37
               (b) Compliance and Performance Under Agreement...............................37
               (c) Material Adverse Change..................................................38
               (d) Approval of Agreement....................................................38
               (e) Officer's Certificate....................................................38
               (f) Opinion of Counsel.......................................................38
               (g) Absence of Legal Impediment..............................................38
               (h) Government Approvals.....................................................39
               (i) Accountant's Letter......................................................39
               (j) Dissenting Shares........................................................39
               (k) Unaudited Financials.....................................................39
               (l) Closing Documents........................................................40
               (m) Consents.................................................................40
               (n) Fairness Opinion.........................................................40
               (o) Losses in Investment and Loan Portfolios.................................40
               (p) Satisfaction of Spending or Other Commitments............................40
               (q) Compliance Examinations..................................................40
               (r) Regulatory Deficiencies..................................................41
               (s) Regulatory Examination...................................................41
               (t) Nonsolicitation Agreements...............................................41
               (u) Resignation of Directors and Certain Employees...........................41
               (v) SBA Program..............................................................41
               (w) Certain Tax Matters......................................................41
               (x) Employment Issues........................................................41
               (y) The MOUs.................................................................41
               (z) Leases...................................................................41




                                      iii

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8. CONDITIONS TO THE OBLIGATIONS OF BANCORP AND BANK........................................42
               (a) Representations and Warranties...........................................42
               (b) Compliance and Performance Under Agreement...............................42
               (c) Officer's Certificate....................................................42
               (d) Opinion of Counsel.......................................................42
               (e) Government Approvals.....................................................42
               (f) Closing Documents........................................................42
               (g) Absence of Legal Impediment..............................................43
               (h) Fairness Opinion.........................................................43
               (i) Approval of Agreement....................................................43

9. CLOSING..................................................................................43
               (a) Closing Date.............................................................43
               (b) Delivery of Documents....................................................43
               (c) Filings..................................................................43

10. EXPENSES................................................................................43

11. AMENDMENT; TERMINATION..................................................................44
               (a) Amendment................................................................44
               (b) Termination..............................................................44
               (c) Notice...................................................................45
               (d) Breach of Obligations....................................................45
               (e) Termination and Expenses.................................................46

12. MISCELLANEOUS...........................................................................46
               (a) Notices..................................................................46
               (b) Binding Agreement........................................................47
               (c) Governing Law............................................................47
               (d) Attorneys' Fees..........................................................47
               (e) Entire Agreement; Severability...........................................47
               (f) Counterparts.............................................................48
               (g) Waivers..................................................................48

EXHIBITS

  EXHIBIT A-1      Merger Agreement (Pacific Merger Sub and Bancorp)
  EXHIBIT A-2      Merger Agreement (Bancorp and Bank)
  EXHIBIT A-3      Merger Agreement (Bank and Pacific)
  EXHIBIT B        Certificate and Agreement of Bancorp Directors
  EXHIBIT C        Nonsolicitation Agreement
  EXHIBIT D        Schedule of Nonsolicitation Agreement Signatories
  EXHIBIT E        Opinion of Bancorp and Bank Counsel
  EXHIBIT F        Opinion of Pacific Counsel




                                       iv

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                      AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 30, 1997 ("Agreement"), is by and among THE PACIFIC BANK, a national association ("PACIFIC"), STERLING WEST BANCORP., a California corporation ("BANCORP"), and STERLING BANK, a California banking corporation and wholly-owned subsidiary of BANCORP ("BANK").

        A. The Boards of Directors of PACIFIC, BANCORP and BANK deem it advisable and in the best interests of PACIFIC, BANCORP, BANK and their respective shareholders to consummate the business combination provided for herein whereby PACIFIC would acquire BANCORP and the goodwill associated therewith through the merger of PACIFIC's merger subsidiary ("PACIFIC Merger Sub") with and into BANCORP with BANCORP as the survivor, the merger of BANCORP with and into BANK with BANK as the survivor and then the merger of BANK with and into PACIFIC immediately thereafter (collectively, the "Merger") such that on the effective date of the Merger, PACIFIC will be the only surviving institution.

        B. This Agreement and the merger agreements substantially in the form attached hereto as Exhibits A-1, A-2 and A-3 (collectively, the "Merger Agreements") have been approved by the Boards of Directors of PACIFIC, BANCORP and BANK and will be submitted for approval to the shareholders of PACIFIC and BANCORP at special meetings of their respective shareholders.

        In consideration of the foregoing and the respective representations, warranties, covenants and agreements provided for or contained herein, the parties hereto agree as follows:

1.      THE MERGER.

        1.1 Effective Time. Subject to the terms and conditions of this Agreement and after all regulatory approvals have been obtained and the required waiting periods have passed, upon the filing with the Office of the Comptroller of the Currency (the "OCC") of a duly executed Merger Agreement substantially in the form attached hereto as Exhibit A-3 (the "Merger Agreement") and after the OCC has issued its letter certifying the Merger, the Merger shall become effective. The date on which the Merger is effective as specified in the Merger Agreements shall be referred to herein as the "Effective Date."

        1.2 Effect of the Merger. Subject to the terms and conditions of this Agreement and the Merger Agreement, on the Effective Date, PACIFIC Merger Sub shall be merged with and into BANCORP with BANCORP as the surviving corporation. Immediately thereafter, BANCORP shall merge with and into BANK with BANK surviving. Immediately thereafter, BANK shall merge with and into PACIFIC, and PACIFIC shall be the surviving institution. (PACIFIC after the three mergers described above is referred to




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

herein as the "Surviving Institution"). All assets, liabilities, rights, goodwill, privileges, immunities, powers, franchises and interests of BANCORP and BANK in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Surviving Institution by virtue of the Merger at the Effective Time without any deed, conveyance or other transfer; and the separate existence of BANCORP and BANK shall cease and the corporate existence of PACIFIC as the Surviving Institution shall continue unaffected and unimpaired by the Merger.

2.      CONVERSION AND CANCELLATION OF SHARES.

        2.1 Conversion of Common Stock of BANCORP. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of record (the "BANCORP Record Holders") of all the issued and outstanding shares of common stock of BANCORP (the "BANCORP Common Stock"), the outstanding shares of BANCORP Common Stock (other than any shares as to which dissenters' rights have been perfected) shall automatically be converted exclusively into, and constitute only the right of BANCORP Record Holders to receive in exchange for their shares of BANCORP Common Stock, a payment in cash in an aggregate amount determined in accordance with the terms and conditions of this Section 2. At the Effective Time, all such BANCORP Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. From and after the Effective Time, the holders of certificates formerly representing BANCORP Common Stock shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the California General Corporation Law (the "GCL").

        2.2. Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by PACIFIC for the BANCORP Common Stock issued and outstanding immediately prior to the Effective Time shall be a dollar amount calculated as follows:

        (i) One hundred seventy-five percent (175%) of the consolidated book value of BANCORP determined in accordance with generally accepted accounting principles within three (3) calendar days preceding the proposed Effective Date giving effect to all adjustments required by Section 2.3 of this Agreement;

less

        (ii) One Hundred Ninety Thousand Dollars ($190,000) in the event that the tax refund of Six Hundred Three Thousand Dollars ($603,000) is not paid or otherwise resolved to the reasonable satisfaction of PACIFIC not later than three (3) calendar days prior to the Effective Date.

In the event such tax refund in the amount of Six Hundred Three Thousand Dollars

($603,000) is not collected or otherwise resolved to the reasonable satisfaction of PACIFIC, or the IRS disagrees or has disagreed with BANCORP's position on such tax refund, and a reduction in the amount of One Hundred Ninety Thousand Dollars ($190,000) is made in the Purchase Price, such tax refund not to exceed Six Hundred Three Thousand Dollars ($603,000) shall not be deducted from the consolidated book value of BANCORP for purposes of calculating the Purchase Price. Any disallowance or additional claim made by the Internal Revenue Service (the "IRS") in excess of Six Hundred Three Thousand Dollars ($603,000) shall be deducted from the consolidated book value of BANCORP for purposes of calculating the Purchase Price. In addition to the Purchase Price, PACIFIC shall pay the investment banking fee and expenses of Hoefer & Arnett pursuant to the letter dated June 27, 1997 between Hoefer & Arnett and BANCORP, but in no event shall PACIFIC's payment to Hoefer & Arnett exceed Three Hundred Seventy-five Thousand Dollars ($375,000). Any amount due under such letter agreement in excess of Three Hundred Seventy-five Thousand Dollars ($375,000) shall be paid by BANCORP and such payment shall reduce the consolidated book value of BANCORP to the extent of such excess amount paid.

        2.3 Adjustments to Consolidated Book Value.

        (a) PACIFIC hereby agrees to the grading of the BANK's and BANCORP's loans as of July 31, 1997 and further acknowledges BANK's and BANCORP's methodology for their determination of the allowance for loan losses. Not less than seven (7) nor more than thirty (30) calendar days prior to the Effective Date, PACIFIC shall review the loan portfolios of BANCORP and BANK in cooperation with the management of BANCORP and BANK. BANCORP's and BANK's allowances for loan losses will be increased or decreased based upon changes which have occurred since July 31, 1997 in the quality of their respective loan portfolios, using BANCORP's and BANK's evaluation as of that date as the reference point. Based upon such review, if the condition of the loan portfolio of BANCORP or BANK has improved since July 31, 1997, BANCORP's or BANK's, as the case may be, allowance for loan losses shall be adjusted downward through an addition to income for any unallocated reserve as a result of such improvement, except to the extent that a reduction in the relevant allowance for loan losses has already been made since July 31, 1997. If the condition of the loan portfolio of BANCORP or BANK has deteriorated since July 31, 1997, BANCORP's or BANK's, as the case may be, allowance for loan losses shall be adjusted upward through a charge to income as a result of such deterioration, except to the extent that an increase in the relevant allowance for loan losses has already been made since July 31, 1997. Any disagreement between the parties regarding any adjustment to BANCORP's or BANK's allowance for loan losses will be resolved by the final determination of The Secura Group. In the event The Secura Group is not available or has a conflict of interest, then a third party mutually agreed upon by BANK, BANCORP and PACIFIC shall make such a determination. Any such determination by such party shall use the loan grading system and the methodology for the determination of the allowance for loan losses employed by the BANK and BANCORP. As used in this Agreement the term "loan portfolio" shall include leases in which BANK or BANCORP is lessor and the term "allowance for loan losses" shall include losses for such leases.

        (b) Within thirty (30) calendar days prior to the Effective Date, an independent appraiser mutually approved by PACIFIC and BANCORP shall be engaged by BANCORP and BANK to review their respective OREO. If the OREO of BANCORP and BANK are not sold three (3) calendar days preceding the proposed Effective Date, the net realizable value of the OREO shall be adjusted based on the value determined by the independent appraiser.

        (c) Not less than sixty (60) calendar days prior to the Effective Date if the loan identified in Section 4(l)(3) of the BANK Disclosure Statement (as defined in Section 4), has not been paid or resolved to the satisfaction of PACIFIC, BANK shall obtain an appraisal of the value of the collateral securing such loan by an independent appraiser mutually agreeable to BANK and PACIFIC. Based upon such appraisal PACIFIC and BANK shall determine the amount of the reserve for losses with respect to such loan. Any disagreement between the parties regarding the amount of the reserve for losses with respect to such loan will be resolved by the final determination of The Secura Group. In the event The Secura Group is not available or has a conflict of interest, then a third party mutually agreed upon by BANK, BANCORP and PACIFIC shall make such a determination.

        (d) Not less than sixty (60) calendar days prior to the Effective Date, PACIFIC, BANCORP and BANK shall review all asserted claims of any nature against BANCORP or BANK and all litigation pending in which BANCORP or BANK is a defendant or a cross-defendant, to determine if any such claims or litigation may result in a loss to BANCORP or BANK which potential loss, including attorneys' fees, is not wholly covered by insurance or adequately reserved for as of December 31, 1997. Any disagreement between the parties regarding the adequacy of insurance coverage or amount of the reserve for losses with respect to any such litigation will be resolved by the final determination of an arbitrator jointly selected under the auspices of the American Arbitration Association, San Francisco, California.

        (e) The consolidated book value of BANCORP shall be adjusted downward for any Significant Liabilities. "Significant Liabilities," as used in this Agreement, shall mean those liabilities or expenses (whether operating or capital in nature) relating to those categories and events described in the next sentence which have not been reflected as reductions to the consolidated book value of BANCORP pursuant to generally accepted accounting principles as of June 30, 1997 or any other date prior to the Effective Date. Significant Liabilities shall consist of the following categories or events occurring since June 30, 1997, provided that Significant Liabilities shall not include any of the following to which PACIFIC has consented in writing: (i) new or extended contractual obligations over Fifty Thousand Dollars ($50,000) in amount (individually or in the aggregate) or more than one year in duration; (ii) new or extended leases of real or personal property (except leases where BANCORP or BANK is the lessor and the lease was entered into in the Ordinary Course of Business, as defined in Section 3.1(i), of BANCORP or BANK) over Fifty Thousand Dollars ($50,000) in amount (individually or in the aggregate) or more than one year in duration; (iii) acquisition of capital assets (or commitments to do so);
(iv) new or expanded contingent liabilities arising from claims from purchasers of mortgages sold by BSC Mortgage Corporation (the "BSC

Mortgages") or based upon threatened or pending litigation or other proceedings or hazardous or toxic substances or failure to comply with applicable federal and state laws and legal fees and costs (whether actual or estimated) related thereto; (v) any expenses, fines, fees, penalties or similar obligations, except those which arose in the Ordinary Course of Business, as defined in Section 3.1(i); and (iv) any new, expanded or accelerated pension or other benefits including employment contracts and severance payments, whether or not vested. The consolidated book value of BANCORP shall be computed without regard to the effects of any election under Section 338(g) of the Internal Revenue Code (the "IRC").

        (f) The consolidated book value of BANCORP shall be adjusted downward for transaction costs. Transaction costs shall include those costs related to the transactions contemplated by this Agreement, including, but not limited to, all out-of-pocket expenses (including fees and expenses of attorneys, accountants, brokers, finders, appraisers, experts, consultants, printers and costs for obtaining tail-insurance coverage for directors and officers) to BANCORP, BANK and their affiliates incurred by BANCORP, BANK or their affiliates. Transaction costs shall also include all costs associated with employee retention bonuses, employee severance payments and other termination and related payments made pursuant to contracts or agreements which are amended or terminated in connection with the consummation of the transactions contemplated by this Agreement. Transaction costs shall exclude the costs of terminating the data and item processing services contract dated September 9, 1995 between EDS, Inc. and BANK and such costs shall not reduce the consolidated book value of BANCORP. Transaction costs shall not include the investment banking fee and expenses of Hoefer & Arnett pursuant to the letter dated June 27, 1997 between Hoefer & Arnett and BANCORP, which amount shall be paid by PACIFIC, except to the extent such fees and expenses exceed Three Hundred Seventy-five Thousand Dollars ($375,000).

        2.4 Surrender of BANCORP Common Stock. Prior to the Effective Date, PACIFIC shall appoint a bank or trust company mutually acceptable to PACIFIC and BANCORP, as exchange agent (the "Exchange Agent") for the purpose of receiving certificates representing BANCORP Common Stock pursuant to an agreement mutually acceptable to PACIFIC and BANCORP. Within twenty-four (24) hours prior to the Effective Date PACIFIC shall deposit, or cause to be deposited with Chase Mellon Shareholder Services, the Purchase Price for the benefit of BANCORP Record Holders of BANCORP Common Stock. Any interest accruing on such deposit shall be for the benefit of PACIFIC. At and after the Effective Date, the Exchange Agent shall deliver a cashier's check or wire transfer funds in an amount as shall be required to be delivered to BANCORP Record Holders of BANCORP Common Stock pursuant to Section 2.2 of this Agreement.

        2.5 No Further Transfers of BANCORP Common Stock. At the Effective Date, the stock transfer books of BANCORP shall be closed and no transfer of BANCORP Common Stock theretofore outstanding shall thereafter be made.

        2.6 Treatment of Stock Options. Subject to the terms of BANCORP's option plan, each person holding one or more options (an "Option Holder") to purchase BANCORP Common Stock pursuant to the Sterling Bancorporation 1982 Stock Option Plan, as amended, (the "Option Plan"), shall be permitted to exercise any vested options granted under the Option Plan to acquire BANCORP Common Stock prior to the Effective Date, and BANCORP will facilitate the exercise of those options by allowing the options to be exercised and taxes paid by BANCORP withholding the appropriate number of shares from the shares subject to the options or by any other method permitted by applicable law; provided, however, that PACIFIC shall reasonably cooperate with BANCORP in effecting any other method of exercise of the options under the Option Plan provided that such method of exercise does not affect the aggregate Purchase Price to be paid by PACIFIC for BANCORP Common Stock and, provided further, that such treatment is consistent with generally accepted accounting principles.

3.      COVENANTS OF THE PARTIES.

        3.1 Covenants of BANCORP and BANK.

            (a) Approval by BANCORP Shareholders. BANCORP shall cause the Merger, this Agreement and the Merger Agreements to be submitted promptly for the approval of its shareholders at a special meeting to be called and held in accordance with applicable laws. Subject to its continuing fiduciary duties to the shareholders of BANCORP, the Board of Directors of BANCORP, in authorizing the execution and delivery of this Agreement by BANCORP, shall recommend that this Agreement and the Merger be approved. BANCORP shall use its best efforts to cause such meeting of its shareholders to take place as soon as possible following execution of this Agreement. In connection with the call of such meeting, BANCORP shall cause such proxy materials, with any amendments thereto that may in its judgment be necessary or desirable, to be mailed to its shareholders (the proxy materials, together with any amendments or supplements thereto, being herein referred to as the "Proxy Statement"). Subject to its continuing fiduciary duties to the shareholders of BANCORP, the Board of Directors of BANCORP shall at all times prior to and during such meeting of BANCORP shareholders recommend that the transactions contemplated hereby be adopted and approved, and, subject to such fiduciary duties, use its best efforts to cause such adoption and approval. Within fifteen (15) business days after the time of execution and delivery of this Agreement, members of the Board of Directors of BANCORP shall deliver to PACIFIC undertakings in the form attached hereto as Exhibit B confirming such directors' approval of the transactions contemplated hereby, and setting forth such directors' commitment to vote his shares of BANCORP Common Stock in favor of the transactions contemplated hereby and setting forth such directors' commitment to use his best efforts to cause the shareholders of BANCORP to adopt and approve the transactions contemplated hereby, subject to their above-mentioned continuing fiduciary duties to the shareholders of BANCORP. Except with the prior approval of PACIFIC, which approval shall not be unreasonably withheld, neither BANCORP nor any member of its Board of Directors shall submit any other matters for approval of its shareholders, at BANCORP shareholders' meeting, other than matters incidental to the conduct of such meeting.

            (b) Shareholder Lists and Other Information. After execution of this Agreement, BANCORP shall from time to time make available to PACIFIC, upon request, a list of its shareholders and their addresses, a list showing all transfers of BANCORP Common Stock and such other information as PACIFIC shall reasonably request regarding both the ownership and prior transfers of BANCORP Common Stock. Within twenty (20) calendar days after the time of execution and delivery of this Agreement, BANCORP shall deliver a list of any and all BANK loans and deposits of shareholders holding five percent (5%) or more of BANCORP Common Stock and all directors and officers of BANCORP and BANK.

            (c) Reports of Board of Directors. After execution of this Agreement, BANCORP and BANK shall provide to PACIFIC monthly written reports provided to their respective Boards of Directors within two (2) business days following each monthly meeting of such Boards of Directors except for privileged material provided to such Boards of Directors.

            (d) Government Approvals. BANCORP shall cooperate in all reasonable respects with PACIFIC in its undertaking pursuant to Section 3.2(a) to obtain the Government Approvals (as defined in Section 3.2(a)) including, if necessary, any approval or consent from the Small Business Administration (the "SBA") required or deemed by PACIFIC to be appropriate to consummate the Merger in accordance with the terms of this Agreement. BANCORP further agrees, subject to the continuing fiduciary duties of the Board of Directors of BANCORP to the shareholders of BANCORP, to take such actions as may be reasonably requested by PACIFIC to cause the Merger to be consummated on the terms provided in the Merger Agreements and this Agreement as promptly as is practicable.

            (e) Capital Commitments and Expenditures. After the execution of this Agreement, no new capital commitments (individually or in the aggregate) in excess of Twenty-five Thousand Dollars ($25,000) shall be entered into, and no capital expenditures (individually or in the aggregate) in excess of Twenty-five Thousand Dollars ($25,000) shall be made by BANCORP or BANK without the prior written consent of PACIFIC, which consent shall not be unreasonably withheld. Any such capital commitment or expenditure consented to in writing by PACIFIC shall be treated as a capital asset of BANCORP or BANK in accordance with generally accepted accounting principles. Neither BANCORP nor BANK shall enter into any acquisitions or leases of real property, including both new leases and lease extensions without the prior written consent of PACIFIC, which consent shall not be unreasonably withheld.

            (f) Notification of Breach of Representations, Warranties and

Covenants. BANCORP or BANK shall promptly give written notice to PACIFIC upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of BANCORP or BANK contained or referred to in this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

            (g) Financial Statements.

                (i) BANCORP has delivered or shall deliver to PACIFIC prior to the Effective Date true and correct copies of consolidated statements of income, changes in shareholders' equity and statements of cash flows of BANCORP and BANK for the three months ended March 31, 1997, June 30, 1997, any subsequent quarter ends, and for the fiscal years ended December 31, 1997, 1996, 1995, 1994, 1993 and 1992 and consolidated balance sheets at March 31, 1997, and June 30, 1997, any subsequent quarter ends, and December 31, 1997, 1996, 1995, 1994, 1993 and 1992. Such consolidated financial statements at December 31, 1997, 1996, 1995, 1994, 1993 and 1992 (and for the fiscal years ended December 31, 1997, 1996, 1995, 1994, 1993 and 1992) have been or shall be audited by KPMG Peat Marwick LLP ("KPMG") in each case as independent public accountants for BANCORP and BANK during the relevant periods, and include or shall include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of BANCORP and BANK at the dates indicated and for the periods then ending. The opinions of such accounting firm do not and shall not contain any qualifications.

                (ii) BANCORP shall provide to PACIFIC, at or prior to the Effective Date, copies of all financial statements and proxy statements issued or to be issued to BANCORP's shareholders and/or directors after June 30, 1997, and at or prior to the Effective Date.

                (iii) BANCORP has delivered or shall deliver, to PACIFIC true and complete copies of BANCORP's Annual Report to Shareholders for the years ended December 31, 1992, 1993, 1994, 1995, 1996 and 1997, all periodic reports required to be filed by it pursuant to Section 13(a) or 15(d) of Securities Exchange Act of 1934, as amended (the "1934 Act") since December 31, 1991, all proxy statements and other written material furnished to BANCORP's shareholders since December 31, 1991, and all other material reports, including call reports, relating to BANK filed by BANK with the Federal Deposit Insurance Corporation (the "FDIC"), the SBA or the California Department of Financial Institutions or its predecessor the California State Banking Department (collectively, the "DFI") during 1992 through 1997 and in 1998 prior to the Effective Date. As of their respective dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

                (iv) From the date hereof until the Effective Date, BANCORP shall timely file or shall cause to be timely filed all periodic reports required to be filed by it pursuant to the 1934 Act.

                (v) BANCORP shall deliver to PACIFIC any and all letters of KPMG, BANCORP's independent accountants, commenting on the audit process or any related matter for the years 1991 through 1997 and shall use its best efforts to cause its independent accountants to cooperate in all respects in providing PACIFIC the information required by this Agreement.

                (vi) From the date hereof until the Effective Date, BANCORP shall timely file or shall cause to be timely filed all other material reports to be filed by BANK, as required by the FDIC, the SBA or the DFI.

            (h) Compensation. BANCORP and BANK shall not make or approve any increase in the compensation payable or to become payable by BANCORP or BANK to any of their directors, officers, employees or agents in excess of five percent (5%) of any individual's total annual compensation (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made to such persons (except with PACIFIC's prior written approval which shall not be unreasonably withheld), nor shall any stock option, warrant or other right to acquire capital stock be granted, or employment agreement to such persons (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by BANCORP or BANK with any such persons (except as permitted under existing contracts, agreements or plans, including BANK's Salary Administration Plan, Incentive Plan and any agreements with employees including commissions or any payments made pursuant to Bank's existing salary plans) unless PACIFIC has given its prior written consent. Nothing in this Section 3.1(h) shall prevent the payment to BANCORP and BANK employees of regular salary increases, consistent with past practices in connection with regular salary reviews consistent with past practices, as heretofore disclosed to PACIFIC, including any payment made pursuant to any contract of employment in existence as of the date of this Agreement. Without the prior written consent of PACIFIC, BANCORP and BANK shall not hire any new employee (other than an employee to replace a terminated employee at a comparable salary) at an annual rate in excess of current customary practice or, in any event, in excess of Forty Thousand Dollars ($40,000) per year, except with the prior written consent of PACIFIC. BANCORP and BANK may renew the existing contracts of the current Chairman of BANCORP and President of BANK pursuant to the terms of employment agreements substantially in the form of the agreements attached to the BANK and BANCORP Disclosure Statements (as defined in Sections 4 and 5, respectively).

                (i) Conduct of Business in the Ordinary Course. From the date of this Agreement to the Effective Time, BANCORP and BANK shall conduct their respective businesses in the ordinary course as heretofore conducted. For purposes of this Agreement, the "Ordinary Course of Business" shall consist of the banking and related businesses as presently conducted by BANCORP and BANK and permitted under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the California Financial Code, the Federal Deposit Insurance Act, the Small Business Investment Act of 1958, as amended (the "SB Act") and other laws applicable to BANCORP and BANK and in compliance with the Memorandum of Understanding dated October 31, 1997, among the FDIC, the DFI and BANK and the Memorandum of Understanding dated November 6, 1995, between the Board of Governors of the Federal Reserve System (the "FRB") and BANCORP (collectively, the "MOUs" and individually, the "MOU").

                    1. Unless PACIFIC has given its previous written consent to any act or omission to the contrary, or unless BANCORP and BANK are otherwise required by law or regulation to act or refrain from so acting, BANCORP and BANK each shall, through the Effective Date:

                       A. use its best efforts to preserve its business and business organizations intact;

                       B. use its best efforts to preserve the goodwill of customers and others having business relations with it and take no action that would materially impair the benefit to PACIFIC of the goodwill of BANCORP and BANK, or the other benefits of the Merger;

                       C. consult with PACIFIC as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

                       D. maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);

                       E. use its best efforts to maintain deposits at the levels as of the date of this Agreement and use its best efforts to cause its directors to maintain its current deposits provided BANK is paying market rates;

                       F. comply in all material respects with all laws, regulations and decrees applicable to the conduct of its businesses;

                       G. keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) and shall not add to or delete any such policy without the prior written consent of PACIFIC which shall not be unreasonably withheld;

                       H. use its best efforts, subject to Section 3.1(h), to keep available to PACIFIC the services of its present officers and employees (it being understood that BANCORP and BANK shall have the right to terminate the employment of any officer or employee in accordance with its established employment procedures);

                       I. comply with all orders, agreements and memoranda of understanding made by or with the FRB, the FDIC, the DFI, or any other regulatory authority of competent jurisdiction, and promptly forward to PACIFIC all communications received from any such authority that are not prohibited by such authority from being so disclosed and inform PACIFIC of any material restrictions imposed by any governmental authority on the business of BANCORP and BANK;

                       J. file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

                       K. conduct a phase I environmental audit prior to foreclosure on any real property and provide the results of such audit to and consult with PACIFIC regarding the significance of the audit prior to the foreclosure on any such property;

                       L. inform PACIFIC of problem loan workout strategies, and obtain PACIFIC's concurrence on any loan loss in excess of Twenty-five Thousand Dollars ($25,000) or any writedown of other real estate owned which concurrence shall not be unreasonably withheld; and

                       M. use its best efforts to maintain its status as a Certified Lender or a higher classification with respect to the SBA and its program for lending with the SBA.

                    2. BANCORP and BANK shall not, without first having obtained the written consent of PACIFIC which consent shall not be unreasonably withheld:

                       A. commit to any loan or lease with a principal amount in excess of One Hundred Thousand Dollars ($100,000) provided that PACIFIC's consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within three
(3) business days after receipt of written notice from BANK directed to authorized PACIFIC personnel, together with sufficient supporting information to allow PACIFIC to make an informed judgment, and PACIFIC shall not unreasonably withhold its consent, provided that any consent given by PACIFIC shall be binding only if given by PACIFIC personnel identified on a list signed by PACIFIC's Chief Executive Officer and provided further, that PACIFIC reserves the right to review any loans of any principal amount and to recommend that any loan or type of loan not be made in which event BANK shall consider PACIFIC's recommendation and reasonably cooperate therewith;

                       B. commit to any SBA loan provided that PACIFIC's consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within three (3) business days after receipt of written notice from BANK directed to authorized PACIFIC personnel, together with sufficient supporting information to allow PACIFIC to make an informed judgment, and PACIFIC shall not unreasonably withhold its consent, provided that any consent given by PACIFIC shall be binding only if given by PACIFIC personnel identified on a list signed by PACIFIC's Chief Executive Officer and delivered to BANK upon execution of this Agreement;

                       C. purchase any investment security with a maturity in excess of two (2) years and that is not rated "AA" or better by a nationally recognized rating firm;

                       D. issue any certificate of deposit for a term greater than twelve (12) months or maintain any interest-bearing accounts with an annual percentage yield of interest in excess of fifty (50) basis points higher than the average yield paid by institutions on BANK's rate survey or for a term greater than twelve (12) months;

                       E. commit to new capital commitments or expenditures in excess of Twenty-five Thousand Dollars ($25,000);

                       F. commit to any new contract or extend any existing contract that would obligate BANCORP for an aggregate amount over time in excess of Twenty-five Thousand Dollars ($25,000) (including data processing, servicing or any other agreement or contract);

                       G. accelerate the vesting of benefits (other than pursuant to the terms of agreements existing on the date of this Agreement, or needed to hire new personnel reasonably agreeable to PACIFIC);

                       H. issue any new stock or grant any new stock options or accelerate the vesting of any existing stock options (other than pursuant to the terms of agreements existing on the date of this Agreement, or needed to hire new personnel reasonably agreeable to PACIFIC);

                       I. fail to promptly notify PACIFIC in writing upon becoming aware of the occurrence of any of the following:

                          (1) the classification of any loan as special
mentioned, substandard, doubtful or loss;

                          (2) the filing or commencement of any legal action or
other proceeding or investigation by or against BANCORP or BANK (or any director or executive officer relating to BANCORP's or BANK's business); or

                          (3) the failure of BANCORP or BANK to comply with the
MOUs in any material respects;

                       J. sell any loans or any held-to-maturity investments, except SBA loans in the Ordinary Course of Business;

                       K. sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets (except leases in the Ordinary Course of Business, where BANCORP or BANK is the lessor, subject to subparagraph A of this subsection);

                       L. with respect to any extension of credit in excess of Fifty Thousand Dollars ($50,000), waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business;

                       M. make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of its officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course of Business consistent with its established loan procedures and policies and in compliance with FRB Regulation O;

                       N. take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity; or

                       O. settle or otherwise take any action to release or reduce any of its rights with respect to any litigation involving a claim of more than Twenty-five Thousand Dollars ($25,000) in which it is a party.

            (j) Press Releases. Neither BANCORP or BANK shall issue any press release or written statement for general circulation relating to this Agreement or the Merger unless previously provided to PACIFIC for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with PACIFIC in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that BANCORP may, without the consent of PACIFIC, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation and shall provide a copy thereof to PACIFIC.

            (k) No Merger or Solicitation.

                (i) Subject to the continuing fiduciary duties of the Board of Directors of BANCORP to the shareholders of BANCORP, prior to the Effective Time, neither BANCORP nor BANK shall effect or agree to effect any Business Combination (as defined below), acquire or agree to acquire any of its own capital stock or the capital stock (except in a fiduciary capacity) or assets (except in the Ordinary Course of Business) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them. As used in this Agreement, "Business Combination" shall mean any tender or exchange offer, proposal for a merger, consolidation, or other takeover proposal involving any party hereto (except as explicitly contemplated in this Agreement) or any offer or proposal to acquire in any manner a ten percent (10%) or greater equity interest in, or a substantial portion of any party hereto other than transactions contemplated hereunder.

                (ii) Subject to the continuing fiduciary duties of the Board of Directors of BANCORP to the shareholders of BANCORP, prior to the Effective Date, BANCORP and BANK shall not, and BANCORP and BANK shall use their best efforts to ensure that no officer, director or affiliate of BANCORP or BANK, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by BANCORP shall (A) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination; or (B) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning the business and properties of BANCORP or afford any such party access to the properties, books or records of BANCORP or otherwise assist or encourage any such party in connection with the foregoing, or (C) furnish or cause to be furnished any information concerning the business, financial condition, operations, properties or prospects of BANCORP to another person, having any actual or prospective role with respect to any such transaction; provided, however, that with respect to any investment banker, BANCORP shall use its best efforts to ensure that said investment banker complies with the foregoing.

                (iii) BANCORP shall notify PACIFIC of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in BANCORP or BANK or engage in any Business Combination with BANCORP or BANK and whether such person, corporation, firm, association or group opposes the consummation of the transactions contemplated by this Agreement within two (2) business days of any such indication of interest.

                (iv) In the event the Board of Directors of BANCORP receives a bona fide offer for a Business Combination with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of said Board of Directors to the shareholders of BANCORP, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, provided, however, that any such failure to act or refrain from doing any act shall entitle PACIFIC to terminate this Agreement pursuant to Section 11(b) and provided further, that the obligations and liabilities of BANCORP set forth in Section 11(e) hereof shall continue in full force and effect but neither BANCORP nor its officers, directors or agents shall have any further liability with regard thereto for any failure to act or omission of any act pursuant to this subsection (k).

            (l) 401(k) Plan. BANCORP agrees that BANCORP's 401(k) Plan may be terminated, frozen, modified or merged into the PACIFIC 401(k) Plan immediately before, on or after the Effective Date, as determined by PACIFIC in its sole discretion, subject to compliance with applicable law.

            (m) Changes in Capital Stock. At or after the date hereof and at or prior to the Effective Time, except with the prior written consent of PACIFIC, BANCORP and BANK shall not amend their respective Articles of Incorporation or Bylaws; make any change in their authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of their shares of capital stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option relating to, right to acquire, or security convertible into, shares of their capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, their capital stock or other equity securities, or agree to do any of the foregoing, except that nothing herein shall prohibit issuance of shares pursuant to the Option Plan with respect to options outstanding at the date of this Agreement (except as limited in Section 2).

            (n) Dividends. Neither BANCORP nor BANK shall declare, set aside or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution), except that BANK shall be permitted to pay dividends to BANCORP in accordance with applicable laws, rules, regulations and the MOU and with the prior written consent of PACIFIC which consent shall not be unreasonably withheld.

            (o) Accounting Methods. Neither BANCORP nor BANK shall change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles with the concurrence of its independent accountants.

            (p) Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest PACIFIC with full title to all properties, assets, rights, approvals, immunities and franchises of BANCORP and BANK, the proper officers and directors of each party to this Agreement shall take all such necessary or appropriate action.

            (q) Access to Properties, Books and Records; Confidentiality. Prior to the Effective Time, BANCORP and BANK shall give PACIFIC and its counsel and accountants full access, during normal business hours and upon reasonable request, to all of their properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examination reports and correspondence and shall allow PACIFIC to make copies of such materials (to the extent not legally prohibited) and shall furnish PACIFIC with all such information concerning their affairs as PACIFIC may reasonably request. BANCORP and BANK shall also use its best efforts to cause KPMG to make available to PACIFIC, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, KPMG work papers and documentation (including letters to management or the Board of Directors of BANCORP or BANK) relating to its work papers and its audits of the books and records of BANCORP and BANK. PACIFIC shall protect and shall use its best efforts to ensure that its employees and agents protect the confidentiality of any such information that is not public.

            (r) Employee Welfare Benefit Plans. BANCORP and BANK agree that BANCORP's and BANK's employee welfare benefit plans, as defined in Section 3(1) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), may be terminated, modified or merged into PACIFIC's welfare benefit plans before, on or after the Effective Date, as determined by PACIFIC in its sole discretion, subject to compliance with applicable law.

            (s) Nonsolicitation Agreements. BANCORP and BANK shall use their best efforts to have each person listed on Exhibit D hereto execute a nonsolicitation agreement substantially in the form attached hereto as Exhibit C.

            (t) Litigation Developments. BANCORP and BANK agree to promptly advise PACIFIC with respect to any and all material legal actions or other proceedings or investigations (including but not limited to any claims involving the BSC Mortgages) and to promptly advise PACIFIC with respect to any significant developments arising in connection with said actions, proceedings or investigations.

            (u) Resolution of Assets. Prior to the Effective Date if requested by PACIFIC, BANCORP and BANK agree to use their best efforts in good faith to maintain or improve the assets of the BANK by complying with the applicable laws, rules and regulations and the MOUs, including, but not limited to, obtaining current financial statements from borrowers of the BANK.

            (v) Customers of BANK. Subject to compliance with applicable law, within ninety (90) days of the Effective Date but in no event prior to receiving shareholder approval of the Merger, BANCORP and BANK shall use their best efforts to permit representatives of PACIFIC to meet and speak with the significant customers of BANK with representatives of BANK present and with prior notice to BANK and the cooperation of BANK to minimize any adverse effect on customer relations.

            (w) Stock Options. BANCORP shall cause all vested options granted pursuant to the Option Plan to be exercised as described in Section 2.6 or terminated prior to the Effective Date.

            (x) Loans in Excess of BANK Credit Authority. BANCORP and BANK shall use their best efforts to offer to PACIFIC a participation interest in loans in an amount in excess of BANK's credit authority.

            (y) Certain Tax Matters. BANCORP and BANK shall timely file, prior to the Effective Date, for the fiscal year ended December 31, 1997 all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns. At December 31, 1997 and on the Closing (as defined in Section 9(a)), the consolidated financial statement of BANCORP shall include a valuation allowance equal to one hundred percent (100%) of the net deferred tax asset existing at such date.

            (z) BSC Mortgages. In connection with the annual audit of BANCORP for the year ended December 31, 1997, BANCORP's and BANK's independent accountants shall perform certain procedures in the course of their annual audit (which shall be reasonably acceptable to BANCORP and PACIFIC) with respect to the BSC Mortgages and shall confirm in writing that they have performed such procedures and the results thereof. BANCORP and BANK shall provide a copy of such written confirmation to PACIFIC at least thirty (30) days prior to the Effective Date.

            (aa) Director and Officer Liability. Prior to the Effective Date, BANCORP and BANK shall purchase tail insurance coverage for the two (2) year period beginning on the Effective Date under its current policies of directors' and officers' liability insurance. The total premium payment for any such insurance coverage shall be recorded as an expense of BANCORP or BANK.

            (bb) Loan Committee Participation. As of the date of this Agreement, BANK and BANCORP shall appoint a designated representative of PACIFIC as a non-voting advisor of BANK's and BANCORP's loan committee which representative shall be provided with all necessary information for participation in any loan committee meeting forty-eight (48) hours prior to such meeting and have the authority to consent to any loan or lease as provided in Sections 3.1(i)(2)(A) and 3.1(i)(2)(B).

            (cc) Employment Issues. Prior to the Effective Date of this Agreement, BANK and BANCORP shall use their best efforts to resolve any employment issues arising from or in connection with any current or past employees of BANK and BANCORP.

            (dd) Compliance with the MOUs. From the date of this Agreement until the Effective Date, BANK and BANCORP shall use their best efforts to comply with the terms of the MOUs.

            (ee) Leases. Prior to the Effective Date of this Agreement, BANK shall use its best efforts to obtain the written consent of the landlords and sublessors for the assumption of the following leases by PACIFIC pursuant to the terms thereof:

                 (i) 16661 Ventura Boulevard, Encino, California;

                 (ii) 550 N. Brand Boulevard, Glendale, California; and

                 (iii) 433 N. Camden Drive, Beverly Hills, California.

            (ff) Quarterly Progress Reports. BANCORP has delivered to PACIFIC copies of all quarterly progress reports dated prior to the date hereof prepared by BANCORP pursuant to the terms of the MOU prior to the Effective Date. From the date of this Agreement until the Effective Date, BANK and BANCORP shall deliver to PACIFIC, copies of all quarterly progress reports prepared by BANK and BANCORP pursuant to the terms of the MOU immediately after filing such quarterly progress reports with the FDIC, DFI and FRB.

        3.2 Covenants of PACIFIC.

            (a) Government Approvals. Prior to the Effective Date, PACIFIC, with the cooperation of BANCORP and BANK, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all consents and approvals of government agencies as are required by law or otherwise, and shall do any and all acts deemed by PACIFIC to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement as promptly as practicable. All approvals referred to in this Section 3.2(a) are hereinafter referred to as the "Government Approvals." PACIFIC shall keep BANCORP and BANK advised of all developments in obtaining Government Approvals. In the event this Agreement is terminated by either party pursuant to Section 11(b) because a government agency whose consent or approval is required by law in order to consummate the Merger disapproves or otherwise informs PACIFIC that it will not approve the Merger or imposes unreasonable conditions that cause PACIFIC not to proceed with the Merger, neither PACIFIC nor any agent thereof shall have any further liability to BANCORP or BANK and neither BANCORP or BANK nor any agent thereof shall have any further liability to PACIFIC.

            (b) Notification of Breach of Representations, Warranties and Covenants. PACIFIC shall promptly give written notice to BANCORP upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of PACIFIC contained or referred to in the Merger Agreements or this Agreement and shall use its best efforts to prevent the same or remedy the same promptly, and shall give written notice to BANCORP of any adverse regulatory action affecting PACIFIC's ability to consummate the Merger.

            (c) Press Releases. PACIFIC shall not issue any press release or written statement for general circulation to the public relating to the Merger, this Agreement or the Merger Agreements unless previously provided to BANCORP for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with BANCORP in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that

PACIFIC may, without the consent of BANCORP, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation and shall provide a copy thereof to BANCORP.

            (d) Transferred Employees. PACIFIC covenants and agrees that as of the Closing (as defined in Section 9(a)), persons employed by BANK or BANCORP immediately prior to the Effective Time who become employees of PACIFIC as of the Effective Time ("Transferred Employees") shall be entitled to participate in all employee benefit plans and arrangements maintained by PACIFIC for the benefit of its employees in accordance with the terms thereof, provided, however, that PACIFIC shall have the exclusive right to determine which employees shall be Transferred Employees. For the purposes of determining each such Transferred Employee's eligibility and vesting under such employee benefit plans and arrangements, PACIFIC shall recognize such Transferred Employee's service with BANK and/or BANCORP beginning on the date such Transferred Employee commenced employment with BANK and/or BANCORP. PACIFIC also covenants and agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Transferred Employee or their covered dependents who are covered under similar BANK or BANCORP health plans as of the Effective Time and who change coverage to PACIFIC's health plans at the time such Transferred Employees are first given the option to enroll in PACIFIC's health plans.

            (e) Indemnification. PACIFIC agrees that all rights to indemnification now existing in favor of the directors, officers, employees and agents of BANCORP and BANK as provided in their respective Articles of Incorporation, Bylaws, or indemnification agreements or as provided by applicable law as of the date hereof and immediately prior to the Effective Time, with respect to matters occurring prior to the Effective Time, shall survive the Effective Time and shall continue in full force and effect in accordance with and subject to applicable law.

        3.3 Covenants of the Parties. Each party shall use its best efforts to cause its officers, directors, employees, auditors, agents, and attorneys to cooperate regarding reasonable requests for information made by the other parties hereto, including but not limited to, information reasonably necessary for their respective proxy statements. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by the other party as the other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any governmental agency or authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply with respect to any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted.

4.      REPRESENTATIONS AND WARRANTIES OF BANK.

        BANK represents and warrants to PACIFIC, except to the extent disclosed to PACIFIC in writing prior to the date hereof (the "BANK Disclosure Statement"), that:

            (a) Corporate Status and Power to Enter Into Agreements. BANK is a state-chartered bank duly incorporated, validly existing and in good standing under the laws of California, subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of BANCORP and the appropriate regulatory authorities, it has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, holds a currently valid license issued by the DFI to engage in the commercial banking business in California at its banking offices, and is not subject, directly or indirectly, to any directive, order (formal or informal) or agreement of the FDIC, the DFI or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of BANK nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California.

            (b) Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of BANK, to be delivered to PACIFIC prior to the date hereof, are complete and accurate copies thereof as in effect on the date hereof. The minute books of BANK made available to PACIFIC contain a complete and accurate record of all meetings of the Board of Directors (and committees thereof if applicable) and shareholders. The corporate books and records (including financial statements) of BANK fairly reflect the material transactions to which BANK is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of BANK and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulatory authority to the extent required by law.

            (c) Compliance With Laws, Regulations and Decrees. BANK has the corporate power to own or lease its properties and to conduct its business as currently conducted; has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on BANK taken as a whole; has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed; has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective registrations with all governmental and regulatory authorities which are necessary to the business and operations of BANK as now being conducted, and has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof asserting that BANK is not in material compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or threatening to revoke any licenses, franchise, permit or governmental authorization of BANK.

            (d) Capitalization. The authorized capital stock of BANK consists of 2,000,000 shares of BANK common stock, no par value, of which 897,884 are duly authorized, validly issued, fully paid and nonassessable, except to the extent such shares are assessable pursuant to the California Financial Code, and currently outstanding and no shares of BANK preferred stock authorized. All of such common stock outstanding is owned by BANCORP. Said stock has been issued in compliance with all applicable registration or qualification provisions of state and federal securities laws. No other equity securities of BANK have been issued or are outstanding.

            (e) Equity Interests. Except as listed below or as collateral for outstanding loans held in its loan portfolio, BANK does not own, directly or indirectly, any equity interest in any bank, corporation, or other entity.

                            BSC Mortgage Corporation

                           Sterling Quest Corporation

            (f) Financial Statements; Regulatory Reports. No financial statement or other document provided or to be provided to PACIFIC as required by Section 3.1(g)(i), (ii), (iii) and (iv) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. BANK has filed all material documents and reports relating to BANK required to be filed by it with the DFI, the FDIC, or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to BANK required by governmental authorities and regulatory agencies having jurisdiction over BANK have been taken. BANK has not received notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that BANK is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of BANK. BANK is not subject to any order, agreement or written directive with any regulatory authority with respect to its assets or business except for matters of general application. BANK has paid all assessments made or imposed by any governmental agency. BANK shall deliver to PACIFIC copies of all annual management letters and opinions, and shall make available to PACIFIC for inspection all reviews, correspondence and other documents in the files of BANK prepared by KPMG or any other certified public accountant engaged by BANK and delivered to BANK since January 1, 1992. The consolidated financial records of BANK have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by BANK in the operation of its business to generate and retrieve its financial records are adequate for the current needs of BANK.

            (g) Tax Returns.

                (i) BANK has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. BANK has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due and payable, except those that are being contested in good faith, which contested matters have been disclosed to PACIFIC in the BANK Disclosure Statement. BANK has not requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by either of them for any period. There are no claims pending against BANK for any alleged deficiency in the payment of any taxes, and no pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Articles XIII.A of the California Constitution, of any real property owned in whole or in part by BANK or to the best of BANK's knowledge, of any real property leased by BANK.

                (ii) BANK shall deliver to PACIFIC as soon as such documents are available, copies of all its and its subsidiary's tax returns with respect to taxes payable to the United States and the State of California for the fiscal years ended December 31, 1997, 1996, 1995, 1994, 1993 and 1992.

                (iii) No consent has been filed relating to BANK pursuant to
Section 341(f) of the IRC.

            (h) Material Adverse Change.

Except as reflected on BANK's financial statements issued prior to the date hereof and delivered to PACIFIC or as otherwise disclosed to PACIFIC in the BANK Disclosure Statement, since September 30, 1997, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of BANK taken as a whole (whether or not in the Ordinary Course of Business), (ii) no change in any of the assets, licenses, permits or franchises of BANK or that has had or, to BANK's knowledge, can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause
(h)(i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of BANK taken as a whole, except in the Ordinary Course of Business; or (v) no disposition by BANK of one or more assets that, individually or in the aggregate, are material to BANK taken as a whole, except sales of assets in the Ordinary Course of Business.

                (i) No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited consolidated balance sheets of BANK as of June 30, 1997, since such date BANK has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business. No agreement pursuant to which any loans or other assets have been or will be sold by BANK entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by BANK, to cause BANK to repurchase such loan or other asset or to pursue any other form of recourse against BANK. BANK has not knowingly made nor shall make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the stock of BANK has been declared, set aside or paid, nor have any shares of the stock of BANK been purchased, redeemed or otherwise acquired, directly or indirectly, by BANK since June 30, 1997. Except as disclosed to PACIFIC in the BANK Disclosure Statement, there are no special arrangements, understandings or agreements, written or oral, with any of the BANK's depositors.

            (j) Properties and Leases.

                (i) BANK has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties, including any branches owned by BANCORP or BANK, and good title to all other property and assets, tangible and intangible, reflected in BANK consolidated balance sheet as of June 30, 1997 (except property held as lessee under leases entered into since June 30, 1997 and disclosed to PACIFIC in the BANK Disclosure Statement and except personal property sold or otherwise disposed of since June 30, 1997 in the Ordinary Course of Business), except (a) liens for taxes or assessments not delinquent, (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in BANK consolidated balance sheet as of June 30, 1997, or as currently shown on the books and records of BANK and which do not interfere with or impair the present and continued use, or (c) immaterial exceptions disclosed in title reports and preliminary title reports, copies of which shall be provided to PACIFIC. All tangible properties of BANK conform in all material respects with all applicable ordinances, regulations and zoning laws. All material tangible properties of BANK are in a good state of maintenance and repair and are to the best knowledge of BANK adequate for the current business of BANK. No properties of BANK and, to the best of BANK's knowledge, no properties in which it holds a collateral or contingent interest or purchase option, are the subject of any pending or to the best of BANK's knowledge, threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To BANK's knowledge, BANK does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by BANK, to the best of BANK's knowledge, BANK has not controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such asset under applicable environmental laws.

                (ii) All properties held by BANK under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of BANK, and BANK enjoys quiet and peaceful possession of such leased property. BANK is not in default in any material respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

                (iii) Except as disclosed to PACIFIC in the BANK Disclosure Statement, all of BANK's rights and obligations under the leases referred to in
Section 4(j)(ii) above do not require the consent of any other party to the transaction contemplated by this Agreement. Where required, BANK shall use its best efforts to obtain, prior to the Effective Date, the consent of all parties to any such transactions.

                (iv) With respect to the property referred to in Sections 4(j)(i) and (ii), BANK is in material compliance with applicable statutes, laws, codes, ordinances, regulations or requirements relating to leasing, occupancy, zoning, subdivision, planning, building, fire, safety, health or environmental matters and with covenants, conditions and restrictions (whether or not of record) and other local, municipal, regional, state or federal requirements.

            (k) Material Contracts. Except as disclosed to PACIFIC in the BANK Disclosure Statement and excluding loans, lines of credit, loan commitments or letters of credit to which BANK is a party, BANK is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to it of more than Fifteen Thousand Dollars ($15,000) and which is made for a fixed period expiring more than one year from the date hereof, and BANK is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. To the best of BANK's knowledge, each of the contracts and agreements disclosed to PACIFIC pursuant to this Section 4(k) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and to the best knowledge of BANK, no material breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto. No power of attorney or similar authorization given directly or indirectly by BANK is currently outstanding.

            (l) Classified Loans. Except as disclosed to PACIFIC in the BANK Disclosure Statement, there are no loans presently owned by BANK as of October 31, 1997 that have been classified by any bank examiner, outside loan reviewer, accountant or the management of BANK as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import and all loans or portions thereof classified "Loss" have been charged off. Notwithstanding the above, BANK shall be under no obligation to disclose to PACIFIC any such classification by any bank examiner where such disclosure would violate any obligation of confidentiality of BANK imposed by the DFI, the FDIC, or any other bank regulator. BANK regularly reviews and appropriately classifies loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of BANK are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to PACIFIC in the BANK Disclosure Statement or reserved for in the unaudited consolidated balance sheet of BANK as of June 30, 1997, and were duly authorized under and made in material compliance with applicable federal and state laws and regulations. BANK does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of BANK.

            (m) Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business, none of the investments reflected in BANK consolidated balance sheet as of June 30, 1997 and none of the investments made by BANK since June 30, 1997, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of BANK to freely dispose of such investment at any time.

            (n) Employment Contracts and Benefits.

                (i) BANK has delivered to PACIFIC an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of BANK (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any, together with copies of all such plans, investment policies regarding assets in such plans, agreements, arrangements and commitments that are documented, any and all contracts of employment and has made available to PACIFIC any Board of Directors' minutes (or committee minutes) from meetings held within the five (5) year period ending as of the Effective Date authorizing, approving or guaranteeing such plans and contracts.

                (ii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in subsection (n) and which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis in all material respects.

                (iii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in subsection (n) and which is subject to
Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six (6) year period ending on the date hereof:

                      A. Any act or omission constituting a material violation of Section 402 of ERISA;

                      B. Any act or omission constituting a material violation of Section 403 of ERISA;

                      C. Any act or omission by BANK or any of its subsidiaries, or by any director, officer or employee thereof, constituting a material violation of Sections 404 and 405 of ERISA;

                      D. To the best of BANK's knowledge, any act or omission by any other person constituting a material violation of Sections 404 or 405 of ERISA;

                      E. Any act or omission which constitutes a material violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a material violation of Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

                      F. Any act or omission constituting a material violation of Sections 503, 510 or 511 of ERISA.

                (iv) All contributions, premiums or other payments due from BANK and its subsidiaries to (or under) any plan listed in subsection (n) have been fully paid or adequately provided for on the audited financials for the year ended December 31, 1996 and period ended September 30, 1997. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis.

                (v) Each plan listed in subsection (n) complies in all material respects with all applicable requirements of the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

                (vi) Each plan listed in subsection (n) complies in all material respects with all applicable requirements of the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

                (vii) Except for the employment agreement with Joseph C. Carona, BANK has no employment contracts with any other person. In the BANK Disclosure Statement, BANK shall disclose to PACIFIC the names of each director, officer and employee of BANK and such persons' annual compensation.

            (o) Collective Bargaining and Employment Agreements. Except as provided in this Agreement or as disclosed to PACIFIC in the BANK Disclosure Statement, BANK does not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by BANK without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between BANK and any current or former employees, and to the best of its knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

            (p) Compensation of Officers and Employees. Except as disclosed to PACIFIC in the BANK Disclosure Statement and except as otherwise provided in this Agreement, no officer or employee of BANK is receiving aggregate direct remuneration at a rate exceeding Fifty Thousand Dollars ($50,000) per annum, and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from BANK or PACIFIC to any employee of BANK.

            (q) Legal Actions and Proceedings. Except as disclosed to PACIFIC in the BANK Disclosure Statement, BANK is not a party to, nor to the best knowledge of BANK, threatened with, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and to the best of BANK's knowledge, BANK is not subject to any potential adverse claim (or claims in the aggregate), the outcome of which could involve the payment or receipt by BANK of any amount in excess of Ten Thousand Dollars ($10,000) unless an insurer of BANK has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by BANK of a monetary amount, which could materially adversely affect BANK or its business or property or the transactions contemplated hereby. BANK has no knowledge of any pending or threatened claims or charges under the Bank Secrecy Act, Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best knowledge of BANK, threatened against BANK.

            (r) Execution and Delivery of the Agreement.

                (i) The execution and delivery of this Agreement have been duly authorized by the Board of Directors of BANK and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of BANCORP Common Stock at a meeting of shareholders duly called and held and this Agreement and the Merger have been duly approved by BANCORP as the sole shareholder of BANK, this Agreement and the Merger will be duly and validly authorized by all necessary corporate action on the part of BANK.

                (ii) This Agreement has been duly executed and delivered by BANK and (assuming due execution and delivery by and enforceability against PACIFIC) constitutes the legal and binding obligations of BANK.

                (iii) The execution and delivery by BANK of this Agreement and the consummation of the transactions herein do not violate any provision of the Articles of Incorporation or Bylaws of BANK, any provision of federal or state law or any governmental rule or regulation (assuming receipt of the Government Approvals and the accuracy of the representations and warranties of PACIFIC set forth herein) and do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which BANK is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which BANK is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or similar right of any third party upon any of the properties or assets of BANK.

            (s) Insurance. BANK is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, all insurance policies and bonds maintained by BANK are in full force and effect, BANK is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of BANK, such insurance coverage is adequate for BANK. Since December 31, 1991, there has not been any damage to, destruction of, or loss of any assets of BANK not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of BANK.

            (t) Loan Loss Reserves. The reserve for loan losses in BANK consolidated balance sheets dated December 31, 1996, March 31, 1997, June 30, 1997 and each subsequent period end prior to the Effective Date and as of the Effective Date are or will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans but in no event will be less than sufficient to reserve for Nonperforming Loans outstanding consistent with BANK's past practices. For purposes of this Agreement, "Nonperforming Loans" means the sum of all accruing loans over 90 days past due in the payment of principal or interest plus any loans no longer accruing interest. Nonperforming Loans does not include OREO. BANK has disclosed to PACIFIC in the BANK Disclosure Statement, and will promptly inform PACIFIC of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of BANK, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans). Notwithstanding the above, BANK shall be under no obligation to disclose to PACIFIC any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of BANK imposed by such bank regulatory agency. BANK has furnished and will continue to furnish to PACIFIC true and accurate information concerning the loan portfolio of BANK, and no material information with respect to the loan portfolio has been or will be withheld from PACIFIC.

            (u) Transactions With Affiliates. Except as may arise in the Ordinary Course of Business, BANK has not extended credit, committed to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of BANK, or any spouse or child of any of them, or any of their affiliates. BANK has not entered into any other transactions with the employees or directors of BANK or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed to PACIFIC in the BANK Disclosure Statement. Any such transactions have been on terms no less favorable than those which would prevail in an arm's length transaction with an independent third party.

            (v) SBA Lender. BANK is a Certified Lender with respect to the SBA and maintains a program for lending with the SBA.

            (w) BSC Mortgages. There is as of the date hereof, one (1) loan of BSC Mortgage Corporation for which repurchase demands or make whole claims have been made and adequate reserves for such demands or claims have been made by BANK.

            (x) Accuracy of Representations and Warranties. No representation or warranty by BANK and no statement by BANK in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to PACIFIC; provided, however, that information as of a later date, which has been furnished to PACIFIC in writing, shall be deemed to modify information as of an earlier date.

5.      REPRESENTATIONS AND WARRANTIES OF BANCORP.

        BANCORP represents and warrants to PACIFIC, except to the extent disclosed to PACIFIC in writing prior to the date hereof (the "BANCORP Disclosure Statement"), that:

            (a) Corporate Status and Power to Enter Into Agreement. BANCORP (i) is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the BHC Act, (ii) subject to the approval of this Agreement and the transactions contemplated hereby by the FRB, has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) BANK holds a currently valid license issued by the DFI to engage in the commercial banking business in California at the offices in which such business is conducted, and (iv) neither BANCORP nor any of its subsidiaries is subject, directly or indirectly, to any directive or order (formal or informal) of the FRB or the Federal Reserve Bank of San Francisco, the DFI or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties.

            (b) Corporate Status and Power of BANCORP. Prior to and as of the Effective Time, BANCORP will be a corporation duly incorporated, validly existing and in good standing under California law and will have the corporate power to enter into the Merger Agreements and to carry out all of the terms and provisions thereof to be carried out by it.

            (c) Articles, Bylaws, Books and Records.

The copies of the Articles of Incorporation and Bylaws of BANCORP to be delivered to PACIFIC promptly after the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of BANCORP made available to PACIFIC contain a complete and accurate record of all meetings of BANCORP's Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of BANCORP fairly reflect the material transactions to which BANCORP or any of its subsidiaries is a party or by which any of their properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of BANCORP and all amendments thereto have been duly approved by all requisite corporate action and said Articles of Incorporation and all amendments thereto have been duly filed with the California Secretary of State.

            (d) Compliance With Laws, Regulations and Decrees. BANCORP and each of its subsidiaries each (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of BANK, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of BANCORP or its subsidiaries taken as a whole or is not likely to otherwise have a material adverse effect on BANCORP and its subsidiaries taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary in all material respects to the respective businesses and operations of BANCORP and its subsidiaries (taken as a whole) as they are now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that BANCORP and its subsidiaries (taken as a whole) are not in material compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any material licenses, franchise, permit or governmental authorization of BANCORP and its subsidiaries (taken as a whole).

            (e) Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to PACIFIC as required by Section 3.1(g)(i), (ii), (iii) and (iv) hereof, as of the date of such document, contained, or as to documents delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. BANCORP has filed all material documents and reports relating to BANCORP or its subsidiaries required to be filed by it with the

FRB or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to BANCORP or its subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over BANCORP or its subsidiaries has been taken. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, BANCORP and its subsidiaries have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof
(A) asserting that BANCORP or its subsidiaries are not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of BANCORP or its subsidiaries. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, neither BANCORP nor any of its subsidiaries is subject to any order, agreement, or written directive with any regulatory authority with respect to its assets or business except for matters of general application. BANCORP and its subsidiaries have paid all assessments made or imposed by any governmental agency. BANCORP shall deliver to PACIFIC copies of all annual management letters and opinions, and shall make available to PACIFIC for inspection all reviews, correspondence and other documents in the files of BANCORP prepared by KPMG or any other certified public accountant engaged by BANCORP, and delivered to BANCORP since January 1, 1992. The financial records of BANCORP have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect.

            (f) Material Adverse Change. There has been no material adverse change in the financial condition, results of operation or assets of BANCORP from the financial condition, results of operation or assets indicated in the financial statements of BANCORP at June 30, 1997, which financial statements have been heretofore provided to PACIFIC.

            (g) Execution and Delivery of the Agreement.

                (i) The execution and delivery of this Agreement have been duly and validly authorized by the Board of Directors of BANCORP and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of BANCORP Common Stock at a meeting of shareholders duly called and held, this Agreement will be duly and validly authorized by all necessary corporate action on the part of BANCORP.

                (ii) This Agreement has been duly executed and delivered by BANCORP and (assuming due execution and delivery by and enforceability against PACIFIC) constitutes a legal and binding obligation of BANCORP.

                (iii) The execution and delivery by BANCORP of this Agreement and the consummation of the transactions herein contemplated do not and will not violate any provision of the Articles of Incorporation or Bylaws of BANCORP, any provision of federal or state law or any governmental rule or regulation (assuming receipt of the Government Approvals and the accuracy of the representations and warranties of PACIFIC set forth herein) and do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which BANCORP is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which BANCORP is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of BANCORP.

            (h) Accuracy of Representations and Warranties. No representation or warranty by BANCORP and no statement by BANCORP in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to PACIFIC; provided, however, that information as of a later date, which has been furnished to PACIFIC in writing, shall be deemed to modify information as of an earlier date.

            (i) Capitalization. As of November 30, 1997, the authorized capital stock of BANCORP consisted of 5,000,000 shares of common stock, without par value, of which 1,712,419 shares were duly authorized, fully paid, validly issued, nonassessable and are currently outstanding. There are currently outstanding options to purchase 16,826 shares of BANCORP Common Stock, at a weighted average exercise price of $4.64 per share, issued pursuant to the Option Plan. Said options were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. There are no outstanding options, agreements, calls or commitments of any character which would obligate BANCORP to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any BANCORP common stock or any other equity security of BANCORP, or warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of BANCORP Common Stock or any other equity security of BANCORP. Attached to BANCORP's Disclosure Statement is a list of all option holders and the number of vested and unvested options as of October 29, 1997. The common stock of BANCORP has been duly and validly registered with the Securities and Exchange Commission pursuant to the 1934 Act, to the extent required thereunder.

            (j) Tax Returns. BANCORP has timely filed all material federal and state returns required to be filed by it or its subsidiaries, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, withholding tax returns and Federal Unemployment Tax Act returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. BANCORP and each of its subsidiaries has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due and payable, except those that are being contested in good faith, which contested matters shall be disclosed to PACIFIC. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, neither BANCORP nor any of its subsidiaries has been requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by any of them for any period. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, there are no material claims pending against BANCORP or any of its subsidiaries for any alleged deficiency in the payment of any taxes, and neither BANCORP nor any of its subsidiaries knows of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. BANCORP shall deliver to PACIFIC as soon as such documents are available, copies of all of its and its subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1992, 1993, 1994, 1995, 1996 and 1997.

            (k) Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by BANCORP or is entitled to be paid based upon any agreements, arrangements or understandings made by BANCORP in connection with any of the transactions contemplated by this Agreement, except that BANCORP has engaged the firm of Hoefer & Arnett to act as its financial advisors and to render opinions regarding the fairness of the Merger. Subject to any applicable confidentiality provisions, BANCORP shall provide PACIFIC with true and accurate copies of its agreements with Hoefer & Arnett.

            (l) No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited consolidated balance sheets of BANCORP as of June 30, 1997, since such date BANCORP has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business. No cash, stock or other dividend or any other distribution with respect to the stock of BANCORP has been declared, set aside or paid, nor have any shares of the stock of BANCORP been purchased, redeemed or otherwise acquired, directly or indirectly, by BANCORP since June 30, 1997.

            (m) Properties and Leases. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, BANCORP does not own or lease any personal or real property.

            (n) Material Contracts. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, BANCORP has no contracts with any person except the employment contracts specified in subsection (o) below.

            (o) Employment Contracts and Benefits. Except for the employment agreement with Allan E. Dalshaug, BANCORP has no employment contracts with any other person. In the BANCORP Disclosure Statement, BANCORP shall disclose to PACIFIC the names of each director, officer and employee of BANCORP.

            (p) Compensation of Officers and Employees. Except as otherwise provided in this Agreement, no officer or employee of BANCORP is receiving aggregate direct remuneration at a rate exceeding Fifty Thousand Dollars ($50,000) per annum, and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from BANCORP, or PACIFIC to any employee of BANCORP.

            (q) Legal Actions and Proceedings. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, BANCORP is not a party to, nor to the best knowledge of BANCORP threatened with, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and to the best of BANCORP's knowledge, BANCORP is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by BANCORP of any amount in excess of Ten Thousand Dollars ($10,000), unless an insurer of BANCORP has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by BANCORP of a monetary amount, which could materially adversely affect BANCORP or its business or property or the transactions contemplated hereby. BANCORP has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of BANCORP, threatened against BANCORP.

            (r) Classified Loans. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, there are no loans presently owned by BANCORP that have been classified by any BANCORP examiner, outside loan reviewer, accountant or the management of BANCORP as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import and all loans or portions thereof classified "Loss" have been charged off. Notwithstanding the above, BANCORP shall be under no obligation to disclose to PACIFIC any such classification by any

BANCORP examiner where such disclosure would violate any obligation of confidentiality of BANCORP imposed by any BANCORP regulator. BANCORP regularly reviews and appropriately classifies loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of BANCORP are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to PACIFIC in the BANCORP Disclosure Statement or reserved for in the unaudited consolidated balance sheet of BANCORP as of June 30, 1997, and were duly authorized under and made in material compliance with applicable federal and state laws and regulations. BANCORP does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of BANCORP.

            (s) Loan Loss Reserve. The reserve for loan losses in BANCORP consolidated balance sheets dated December 31, 1996, March 31, 1997, June 30, 1997 and each subsequent annual and quarterly period end prior to the Effective Date and as of the Effective Date are or will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans but in no event will be less than sufficient to reserve for Nonperforming Loans (as defined in Section 4(u)) outstanding consistent with BANCORP's past practices. Nonperforming Loans does not include OREO. BANCORP has disclosed to PACIFIC in the BANCORP Disclosure Statement, and will promptly inform PACIFIC of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of BANCORP, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans). Notwithstanding the above, BANCORP shall be under no obligation to disclose to PACIFIC any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of BANCORP imposed by such bank regulatory agency. BANCORP has furnished and will continue to furnish to PACIFIC true and accurate information concerning the loan portfolio of BANCORP, and no material information with respect to the loan portfolio has been or will be withheld from PACIFIC.

            (t) Compliance With ERISA. BANCORP has not, since its inception, either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multi-employer plans, other than the Sterling West Bancorp Employee Stock Ownership Plan and Trust, Number 001 (the "Plan") and a true and accurate copy of which has been provided to PACIFIC. With respect to the Plan and its related trust (the "Trust"), as of the Effective Time, the Plan will in all material respects be (and currently is) in compliance with all the applicable requirements of Section 401(a) of the IRC, and the Trust will be exempt from income tax under Section 501(a) of the IRC; the Plan represents the adoption of an individual design plan that received a favorable opinion letter ("Opinion Letter") from the IRS as to its form dated November 13, 1995; BANCORP relies on such Opinion Letter as authorized under IRS Revenue Procedure 89-9 as support for the fact that the Plan is qualified under
Section 401(a) of the IRC; no contributions have exceeded the limitations set forth in Section 415 of the IRC; all required and necessary filings with the IRS, Department of Labor and any other governmental agencies with respect to the Plan and the Trust for all periods ending at or prior to the Effective Time will have been made on a timely basis by BANCORP and the plan administrator; there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of Section 4975 of the IRC; and there shall have been no action, claim or demand of any kind known to BANCORP brought or threatened by any potential claimant or representative of such claimant under the Plan or Trust where BANCORP may be either liable directly on such action, claim or demand, or obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in BANCORP's June 30, 1997 financial statements or an insurer of BANCORP has agreed to defend against and pay the amount of any resulting liability without reservation.

            (u) Equity Interests. Except as listed below, BANCORP does not own directly or indirectly, any equity interest in any bank, corporation, or other entity.

                                  Sterling Bank
                         Sterling Business Credit, Inc.

6.      REPRESENTATIONS AND WARRANTIES OF PACIFIC.

        PACIFIC represents and warrants to BANCORP and BANK that:

            (a) Corporate Status and Power to Enter Into Agreement. PACIFIC is a national association duly organized, validly existing and in good standing under the National Bank Act (the "NBA"), and subject to the approval of this Agreement and the transactions contemplated hereby by the regulatory agencies having jurisdiction thereof, has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it. PACIFIC is not subject to any directive or order (formal or informal) of the OCC, the FRB or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties.

            (b) Corporate Status and Power of PACIFIC. Prior to and as of the Effective Time, PACIFIC will be a national association duly organized, validly existing and in good standing under the NBA and will have the corporate power to enter into the Merger Agreements and to carry out all of the terms and provisions thereof to be carried out by it.

            (c) Execution and Delivery of the Agreement.

                (i) The execution and delivery of this Agreement has been duly and validly authorized by the Board of Directors of PACIFIC and this Agreement will be duly and validly authorized by all necessary corporate action on the part of PACIFIC.

                (ii) This Agreement has been duly executed and delivered by PACIFIC and (assuming due execution and delivery by and enforceability against BANCORP) constitutes a legal and binding obligation of PACIFIC.

                (iii) The execution and delivery by PACIFIC of this Agreement and the consummation of the transactions herein contemplated do not and will not violate any provision of the Articles of Association or Bylaws of PACIFIC, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, and (2) accuracy of the representations of BANCORP and BANK set forth herein), and do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which PACIFIC is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which PACIFIC is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of PACIFIC.

            (d) Government Approvals. To the best of its knowledge, PACIFIC has no reason to believe that it will not obtain the Government Approvals contemplated by this Agreement.

            (e) Accuracy of Representations and Warranties. No representation or warranty by PACIFIC and no statement by PACIFIC in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to BANCORP; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

7.      CONDITIONS TO THE OBLIGATIONS OF PACIFIC.

            The obligations of PACIFIC under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Date of each of the following conditions; provided, however, that any one or more of such conditions may be waived in writing by the Board of Directors of PACIFIC at any time at or prior to the Effective Time:

            (a) Representations and Warranties. The representations and warranties in Sections 4 and 5 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and not contain any material inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on BANCORP and BANK taken as a whole.

            (b) Compliance and Performance Under Agreement. BANCORP and BANK shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it at or prior to the Effective Date. Each of the directors of BANCORP and BANK also shall have performed and complied in all material respects with all of the terms and conditions of the undertaking referred to in Section 3.1(a) above. BANCORP and BANK acknowledge that their failure to obtain PACIFIC's prior written approval for any material transaction pursuant to this Agreement and not in the Ordinary Course of Business shall be within the scope of this paragraph.

            (c) Material Adverse Change. Except as disclosed to PACIFIC in the BANK Disclosure Statement or the BANCORP Disclosure Statement, no material adverse change shall have occurred since December 31, 1996, in the business, financial condition or results of operations of BANCORP or BANK and BANCORP or BANK shall not be a party to or, so far as BANCORP or BANK is aware, threatened with, and to BANCORP's or BANK's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of PACIFIC, such legal action or proceeding could materially adversely affect BANCORP or BANK taken as a whole, or their business, financial condition, results of operations or prospects taken as a whole. For purposes of this Section 7 the loss of any BANK clients which the persons identified in Section 7(c) of the BANK Disclosure Statement have signing authority for, or financial control of, or otherwise have a fiduciary relationship with (the "Clients") shall not be considered for purposes of determining a material adverse change. BANCORP, BANK and PACIFIC agree and understand that PACIFIC shall have no obligation whatsoever to take any action or refrain from taking any action which is not in the ordinary course of business of PACIFIC to maintain or retain any of the Clients.

            (d) Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of BANCORP Common Stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting and shall have been ratified and confirmed by the affirmative vote of the shareholders owning at least two-thirds (2/3) of PACIFIC Common Stock outstanding at the meeting of shareholders duly called and held.

            (e) Officer's Certificate.

PACIFIC shall have received a certificate, dated the Effective Date, signed on behalf of BANCORP by its Chairman, President and Chief Executive Officer and by its Chief Financial Officer and on behalf of BANK by its Chairman and Chief Executive Officer and by its President and by its Chief Financial Officer, to the effect that the conditions in Sections 7(a)-(d), (h)-(w) have been satisfied.

            (f) Opinion of Counsel. BANCORP shall have delivered to PACIFIC such documents as may reasonably be requested by PACIFIC to evidence compliance by BANCORP and BANK with the provisions of this Agreement including an opinion or opinions of counsel which opinion or opinions shall in the aggregate cover all of the opinions contained in and be substantially in the form attached hereto as Exhibit E.

            (g) Absence of Legal Impediment. No violation of law or regulation shall have arisen and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to BANCORP, BANK or to the transactions contemplated by this Agreement which affords a material basis for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate, the transactions contemplated by this Agreement.

            (h) Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Government Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement PACIFIC in its reasonable judgment shall deem to be materially burdensome (in which case PACIFIC shall promptly notify BANCORP). For purposes of this Agreement no condition shall be deemed to be "materially burdensome" if such condition does not materially differ from conditions regularly imposed by the appropriate regulatory agencies in orders approving transactions of the type contemplated by this Agreement and compliance with such condition would not require the taking of any action materially inconsistent with the manner in which PACIFIC or BANCORP and BANK have conducted their respective businesses previously, have a material adverse effect upon the respective businesses, financial conditions or results of operations of PACIFIC or BANCORP and BANK, or preclude satisfaction of any of the material conditions to consummation of the transactions contemplated by this Agreement.

            (i) Accountant's Letter. PACIFIC shall have received letters addressed from KPMG prepared pursuant to the provisions of Sections 3.1(g)(v), 3.1(q) and 3.1(z).

            (j) Dissenting Shares. The aggregate number of shares of BANCORP Common Stock held by persons who have taken all of the steps required at or prior to the shareholders' meeting referenced in Section 3.1(a) to perfect their right (if any) to be paid the value of such shares under the GCL shall not exceed ten percent (10%) of the outstanding shares of BANCORP Common Stock.

            (k) Unaudited Financials. Not later than five (5) business days prior to the Effective Date, BANCORP shall have furnished PACIFIC with a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income and statement of cash flows of BANCORP, each prepared in accordance with generally accepted accounting principles and which shall include any and all accrued and unpaid liabilities of BANCORP and BANK, including but not limited to, accrued vacation pay and data processing invoices. At least five business days prior to the Effective Time, all attorneys, accountants, other advisors (except investment bankers whose fee and expenses shall be paid in accordance with
Section 2.2 of this Agreement), and agents for BANCORP and BANK shall have submitted to BANCORP (with a copy to PACIFIC) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, BANCORP shall have prepared and submitted to PACIFIC a summary of such fees and expenses for the transaction which shall be reflected in the foregoing financial statement. On the Effective Date, such advisors shall have submitted their final bills for such fees and expenses to BANCORP and BANK for services rendered, with a copy to be delivered to PACIFIC, and based on such summary, BANCORP shall have prepared and submitted to PACIFIC a final calculation of such fees and expenses, BANCORP and BANK shall have accrued and paid the amount of such fees and expenses as calculated above after PACIFIC has been given an opportunity to review all such bills and calculation of such fees and expenses, and such advisors shall have released PACIFIC from liability for any fees and expenses.

            (l) Closing Documents. PACIFIC shall have received such certificates and other closing documents consistent with the provisions of this Agreement, as counsel for PACIFIC shall reasonably request.

            (m) Consents. BANCORP and BANK shall have received, or PACIFIC shall have satisfied itself that BANCORP and BANK will receive, all consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to BANCORP and BANK, in each case in form and substance reasonably satisfactory to PACIFIC, and no such consent or license or permit shall have been withdrawn or suspended.

            (n) Fairness Opinion. The Board of Directors of BANCORP shall have received an opinion of Hoefer & Arnett dated within five (5) business days of the delivery of the proxy statement to the shareholders of BANCORP to the effect that the terms of the Merger are fair, from a financial point of view, to BANCORP, its shareholders and BANK.

            (o) Losses in Investment and Loan Portfolios. At and as of the Effective Date, losses actually realized by BANCORP from the sale of securities held in BANCORP's investment portfolios after June 30, 1997 and prior to the Effective Date shall be reflected in the financial statements of BANCORP as of the last day of the calendar month preceding the calendar month in which the Effective Date occurs. Additionally, the aggregate amount of loans on the books of BANCORP and BANK which are classified by any bank examiner, BANK, BANCORP or any loan review consultant engaged by BANK for the purpose of examining loans (using standard banking practice) as "Loss" shall have been charged off.

            (p) Satisfaction of Spending or Other Commitments. There shall have been no failure by BANCORP and BANK to perform the obligations or satisfy the conditions set forth in Sections 2.6, 3.1(e) and 3.1(i)(2) of this Agreement and the undertakings required from each director of BANCORP pursuant to Section 3.1(a) shall have been delivered within fifteen (15) business days after the execution and delivery of this Agreement.

            (q) Compliance Examinations. Prior to the Effective Date, BANCORP and BANK shall have taken all corrective action recommended by or resulting from its most recent compliance examinations and any significant regulatory compliance violations shall have been corrected by BANCORP and BANK prior to the Effective Date to the extent such are required to be corrected prior to the Effective Date.

            (r) Regulatory Deficiencies. Prior to the Effective Date, BANCORP and BANK shall have taken corrective action to cure any existing regulatory deficiencies provided, however, that BANCORP and BANK shall not be required to take corrective action prior to the date by which such corrective action is required by the applicable law or regulation or regulatory order or agreement.

            (s) Regulatory Examination. Prior to the Effective Date, BANCORP and BANK shall be in compliance with all requirements arising from its most recent safety and soundness regulatory examination to the extent such are required to be corrected prior to the Effective Date.

            (t) Nonsolicitation Agreements. Within fifteen (15) business days of the execution of this Agreement, PACIFIC shall have received executed nonsolicitation agreements substantially in the form attached hereto as Exhibit C from each person listed on Exhibit D hereto.

            (u) Resignation of Directors and Certain Employees. At least three
(3) days prior to Closing (as defined in Section 9(a)), PACIFIC shall have received a letter from each director of BANCORP and BANK and each employee designated by PACIFIC tendering his or her resignation effective at the Effective Time.


            (v) SBA Program. BANK shall have used its best efforts to maintain its status as a Certified Lender with respect to the SBA and its program for lending with the SBA.

            (w) Certain Tax Matters. At December 31, 1997 and on the Closing (as defined in Section 9(a)), the consolidated financial statement of BANCORP shall include a valuation allowance equal to one hundred percent (100%) of the net deferred tax asset existing at such date.

            (x) Employment Issues. BANK and BANCORP shall have used their best efforts to resolve any employment issues arising from or in connection with any current or past employees of BANK and BANCORP.

            (y) The MOUs. As of the Effective Date, the FDIC, DFI and FRB shall have terminated or set aside the respective MOUs and the FDIC, DFI, FRB and OCC shall have acknowledged that PACIFIC shall not have any successor liability under such MOUs resulting from or concerning the regulatory problems or violations of BANK or BANCORP set forth therein.

            (z) Leases. As of the Effective Date, BANK shall have obtained the written consent of the landlords for the assumption of the following leases by PACIFIC pursuant to the terms thereof:

                (i) 16661 Ventura Boulevard, Encino, California;

                (ii) 550 N. Brand Boulevard, Glendale, California; and

                (iii) 433 N. Camden Drive, Beverly Hills, California.

8.      CONDITIONS TO THE OBLIGATIONS OF BANCORP AND BANK.

        The obligations of BANCORP and BANK under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Time of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of BANCORP at any time at or prior to the Effective Time:

            (a) Representations and Warranties. The representations and warranties of PACIFIC in Section 6 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and does not contain any inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on PACIFIC.

            (b) Compliance and Performance Under Agreement. PACIFIC shall have performed and complied in all material respects with all of the terms of this Agreement required to be performed or complied with by them at or prior to the Effective Time.

            (c) Officer's Certificate. BANCORP shall have received a certificate, dated the Effective Date, signed on behalf of PACIFIC by its President and Chief Executive Officer and Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 8(a)-(b) hereof.

            (d) Opinion of Counsel. PACIFIC shall have delivered to BANCORP such documents as may reasonably be requested by BANCORP to evidence compliance by PACIFIC with the provisions of this Agreement including an opinion of its counsel in substantially the form attached hereto as Exhibit F.

            (e) Government Approvals. The Government Approvals shall have been received and shall be in effect, and all conditions or requirements prescribed by law or by any such approval shall have been satisfied, and, in the reasonable judgment of BANCORP and BANK, no materially burdensome conditions are imposed on BANCORP and BANK.

            (f) Closing Documents. BANCORP shall have received such certificates and other closing documents as counsel for BANCORP shall reasonably request.

            (g) Absence of Legal Impediment. No significant legal impediment to the Merger shall have arisen and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement which affords a material basis for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement.

            (h) Fairness Opinion. The Board of Directors of BANCORP shall have received an opinion of Hoefer & Arnett dated within five (5) business days of the delivery of the proxy statement to the shareholders of BANCORP to the effect that the terms of the Merger are fair, from a financial point of view, to BANCORP, its shareholders and BANK.

            (i) Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of BANCORP Common Stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting and shall have been ratified and confirmed by the affirmative vote of the shareholders owning at least two-thirds (2/3) of PACIFIC Common Stock outstanding at the meeting of shareholders duly called and held.

9.      CLOSING.

            (a) Closing Date. The closing (the "Closing") shall, unless another date, time or place is agreed to in writing by PACIFIC and BANCORP, be held at the offices of Graham & James LLP, One Maritime Plaza, San Francisco, California on the Effective Date.

            (b) Delivery of Documents. At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.

            (c) Filings. At the Closing, PACIFIC and BANCORP shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to PACIFIC and BANCORP to give effect to the Merger.

10.     EXPENSES.

        PACIFIC, BANCORP and BANK hereto agree to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreements shall be consummated, the costs incurred by each such party incident to the performance of its obligations under this Agreement and the Merger Agreements, including without limitation, costs incident to the preparation of this Agreement and the Proxy Statement (including the audited financial statements of the parties contained therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreements, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. BANCORP shall bear its own costs of printing and distributing (including postage) the Proxy Statement to its shareholders and other information relating to these transactions. BANCORP and PACIFIC shall share the payment of the fees and expenses of the independent third party engaged pursuant to Section 2.3 of this Agreement.

11.     AMENDMENT; TERMINATION.

            (a) Amendment. Subject to compliance with applicable law, this Agreement and the Merger Agreements may be amended in writing by PACIFIC and BANCORP at any time prior to the Effective Time without the approval of the shareholders of PACIFIC or shareholders of BANCORP with respect to any of their terms except the terms relating to the form or amount of consideration to be delivered to BANCORP shareholders in the Merger.

            (b) Termination. This Agreement and the Merger Agreements may be terminated as follows:

                (i) By the mutual consent of the Boards of Directors of both PACIFIC and BANCORP at any time prior to the consummation of the Merger.

                (ii) By the Board of Directors of PACIFIC on or after May 31, 1998, if any of the conditions in Section 7 to which the obligations of PACIFIC are subject have not been fulfilled, or such conditions have been fulfilled or waived by PACIFIC and BANCORP shall have failed to complete the Merger; provided, however, that if BANCORP or BANK is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Governmental Approvals or if BANCORP or BANK shall be contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated hereby, such nonfulfillment shall not give PACIFIC the right to terminate this Agreement until the earlier of (A) twelve (12) months after the date of this Agreement and (B) sixty (60) days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto, including any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise or any waiting period with respect thereto.

                (iii) By the Board of Directors of PACIFIC if (A) after the date of BANCORP Disclosure Statement and BANK Disclosure Statement, PACIFIC has become aware of any facts or circumstances of which it was not previously aware and which materially adversely affect BANCORP or BANK or their respective properties, operations, financial condition or prospects, (B) a materially adverse change shall have occurred since December 31, 1996, in the business, financial condition, results of operations or properties of BANCORP or BANK, (C) there has been failure (including any anticipatory breach) on the part of BANCORP or BANK to materially comply with its obligations under this Agreement, or any failure (including any anticipatory breach) to comply with any of the conditions set forth in Section 7 hereof, or (D) the provisions of Section 3.1(k)(iv) become operable; provided that as to subparagraphs (A)-(C) above BANCORP or BANK shall have ten (10) calendar days to remedy any such effect, change or failure to the reasonable satisfaction of PACIFIC and PACIFIC shall have acted to terminate this Agreement within seven (7) calendar days after such ten (10) day period. For the purposes of this Section 11(b)(iii) the loss of any of the Clients shall not be considered to be a materially adverse change.

                (iv) By the Board of Directors of PACIFIC if, after the date hereof, any person (other than PACIFIC or an affiliate of PACIFIC) shall become the beneficial owner of twenty-five percent (25%) or more of the then outstanding shares of BANCORP Common Stock and indicates to BANCORP or BANK that it is opposed to the consummation of the transactions contemplated by this Agreement or any person (other than PACIFIC) shall have commenced a tender offer or exchange offer to acquire at least twenty-five percent (25%) of the then outstanding shares of BANCORP.

                (v) By the Board of Directors of PACIFIC if it determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement by reason of any significant legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding, including, but not limited to any of the preceding that relate to the transactions contemplated by this Agreement which affords a material basis for such determination.

                (vi) By the Board of Directors of BANCORP on or after the date which is eight (8) months after the date hereof, if any of the conditions contained in Section 8 to which the obligations of BANCORP and BANK are subject have not been fulfilled, or such conditions have been fulfilled or waived but PACIFIC shall have failed to complete the Merger.

                (vii) By the Board of Directors of BANCORP if there has been failure (including any anticipatory breach) on the part of PACIFIC to comply with its obligations under this Agreement or any failure to comply with any condition set forth in Section 8.

            (c) Notice. The power of termination hereunder may be exercised by PACIFIC or BANCORP, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

            (d) Breach of Obligations. If there has been a material breach by either party in the performance of any of the obligations herein which shall not have been cured within ten (10) business days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate this Agreement upon written notice to the other party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured.

            (e) Termination and Expenses. Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 10 (except that PACIFIC's obligation to pay Hoefer & Arnett as provided in Section 2.2 hereof shall terminate if this Agreement is terminated), to maintain the confidentiality of the other party's information pursuant to Section 3.3, or the provisions of this Section 11(e) or of Sections 12(a), (d) or (e) or the second sentence of Section 12(b) below and shall not affect any agreement after such termination. If this Agreement shall be terminated by PACIFIC pursuant to Section 11(b)(iii)(D) or Section 11(b)(iv), or if any of the events specified in Section 11(b)(iv) occurs within twelve (12) months following termination of this Agreement pursuant to Section 11(b)(iii)(D) as a result of the interference of a third party or group who thereafter attempts to acquire BANCORP, BANCORP shall pay to PACIFIC, on demand, the sum of Five Hundred Thousand Dollars ($500,000), which payment shall be PACIFIC's exclusive remedy and which payment the parties agree is reasonable in amount in light of the uncertainty of damages resulting from such termination. If this Agreement shall be terminated in the event the Board of Directors of PACIFIC receives a bona fide offer for a Business Combination with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the fiduciary duties of said Board of Directors to the shareholders of PACIFIC, such termination of this Agreement shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, and PACIFIC shall pay to BANCORP, on demand, the sum of Five Hundred Thousand Dollars ($500,000), which payment shall be BANCORP's and BANK'S exclusive remedy and which payment the parties agree is reasonable in amount in light of the uncertainty of damages resulting from such termination. Any payments required pursuant to the preceding sentences shall be paid no more than two (2) business days after demand by wire transfer of immediately available federal funds. Except as provided in Section 3.2(a), Section 3.1(k)(iv) or upon payment of the sum of Five Hundred Thousand Dollars ($500,000) by PACIFIC to BANCORP, BANCORP and PACIFIC agree that any termination of this Agreement shall not in any manner release or be construed as so releasing either party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties' failure in performance of any of its covenants or agreements hereunder.

12.     MISCELLANEOUS.

            (a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight express or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

       To PACIFIC:                          To BANCORP:

       Michael Tun Zan                      Allan E. Dalshaug
       Chairman, President and Chief        Chairman and Chief Executive Officer
       Executive Officer                    Sterling West Bancorp.
       The Pacific Bank                     3287 Wilshire Boulevard
       351 California Street                Los Angeles, CA  90010
       San Francisco, CA 94104

       With a copy to:                      With a copy to:

       James E. Topinka, Esq.               Thomas D. Phelps, Esq.
       Graham & James LLP                   Manatt, Phelps & Phillips LLP
       One Maritime Plaza                   11355 West Olympic Boulevard
       San Francisco, CA 94111              Los Angeles, CA  90064

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

            (b) Binding Agreement. This Agreement is binding upon and is for the benefit of PACIFIC, BANCORP and BANK and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other party to this Agreement.

            (c) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California.

            (d) Attorneys' Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

            (e) Entire Agreement; Severability. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

            (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (g) Waivers. Prior to or at the Effective Time, each of PACIFIC, BANCORP and BANK shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Any requests for waivers or waivers granted pursuant to this Section 12(g) shall be in accordance with the provisions of
Section 12(a) hereof.

        IN WITNESS WHEREOF, PACIFIC, BANCORP and BANK have each caused this Agreement and Plan of Reorganization to be signed by its authorized representative as of the day and year first above written.



                                     THE PACIFIC BANK



                                     By _______________________________________
                                                    Michael Tun Zan,
                                                  Chairman, President
                                              and Chief Executive Officer


                                     STERLING WEST BANCORP.



                                     By _______________________________________
                                                   Allan E. Dalshaug,
                                                  Chairman, President
                                              and Chief Executive Officer


                                     STERLING BANK



                                     By _______________________________________
                                                   Allan E. Dalshaug,
                                          Chairman and Chief Executive Officer